Option No.: 24_________

LECG HOLDING COMPANY, LLC
2000 INCENTIVE PLAN

NONQUALIFIED OPTION AGREEMENT

LECG Holding Company, LLC, a California limited liability company (the "Company") hereby grants an option to purchase Common Units (the "Units") as those Units are described in the Limited Liability Company Agreement of LECG Holding Company, LLC (the "LLC Agreement") to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attached Agreement and in the Company’s 2000 Incentive Plan (the "Plan").

Grant Date:      September 29, 2000

Name of Optionee: David Kaplan

Optionee’s Social Security Number: ###-##-####

Number of Units Covered by Option:      50,000

Option Price Per Unit:      $2.88

Vesting Start Date:      September 29, 2000

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee: /s/ David Kaplan
(Signature)

Company: /s/ J. Geoffrey Colton
(Signature)

Title: Chief Financial Officer

Attachment

This is not a certificate or a negotiable instrument.

LECG HOLDING COMPANY, LLC
2000 INCENTIVE PLAN
NONQUALIFIED OPTION AGREEMENT

Nonqualified Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting
This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested Units not less than 100 Units, unless the number of Units purchased is the total number available for purchase under the option, by following the procedures set forth in the plan and below in this Agreement.

Your right to purchase Units under this option vests as to one fourth (1/4) of the total number of Units covered by this option, as shown on the cover sheet, on the one-year anniversary of the Vesting Start Date ("Anniversary Date"), provided you then continue in Service. Thereafter, for each such vesting date that you remain in Service, the number of Units which you may purchase under this option shall vest at the rate of one-forty eighth (1/48) per month (i.e., 1/48 of the total number of Units covered by this option) as of the first day of each month following the month of the Anniversary Date. The resulting aggregate number of vested Units will be rounded to the nearest whole number, and you cannot vest in more than the number of Units covered by this option.

No additional Units will vest after your Service has terminated for any reason.

Term
Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination
If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

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Death
If your Service terminates because of your death, then your 2 option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve-month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Leaves of Absence
For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purpose under the Plan.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many Units you wish to purchase (in a parcel of at least 100 Units generally). Your notice must also specify how your Units should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

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Form of Payment
When you submit your notice of exercise, you must include payment of the option price for the Units you are purchasing. Payment may be made in one (or a combination) of the following forms:
  Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.
  After a Triggering Event (as defined in the Plan), by Units which have already been owned by you for more than six months and which are surrendered to the Company. The value of the Units, determined as of the effective date of the option exercise, will be applied to the option price.

  After a Triggering Event (as defined in the Plan) and to the extent a public market for the Units exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Units and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes
You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Units acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of Units arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will, by instrument to an intervivos or testamentary trust in which Options are to be passed to the beneficiaries on the death of the trustor (settler) (provided that such a disposition is in compliance with Section 8.2 of the Plan), or it may be transferred upon your death by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

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Market Stand-off Agreement
In connection with any underwritten public offering by the Agreement Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Units without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

Investment Representation
If the sale of Units under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Units being acquired upon exercise of this option is being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

Transfer Restrictions
Any Units acquired under this Agreement, or any interest in such Units, are subject to a right of first refusal under that certain Securityholders’ Agreement dated as of September [29], 2000 by and among the Company’s unitholders and are also subject to restrictions on transfer under the LLC Agreement.

The transfer restrictions shall terminate in the event that the Units are listed on an established national or regional stock exchange, are admitted for quotation on The Nasdaq Stock Market, or are publicly traded in an established securities market.

Right to Repurchase
Following termination of your Service for any reason, the Company shall have the right to purchase all of those Units you have or will acquire under this option. If the Company exercises its right to purchase the Units, the Company will notify you of its intention to purchase such Units, and will consummate the purchase within 90 days of your termination of Service or, in the case of Units acquired after your termination of Service, within 90 days of the date of exercise.

The purchase price shall be the Fair Market Value of the Units on the date of your termination of Service if the Company exercises its right to purchase such Units within 90 days of your termination of Service or exercises its right within 90 days of the date of your exercise of the option following termination of Service.

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The Company’s rights of repurchase shall terminate in the event that the Units are listed on an established national or regional stock exchange, are admitted for quotation on The Nasdaq Stock Market, or are publicly traded in an established securities market.

Retention Rights
Neither your option nor this Agreement give you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity. The Company (and any Parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Unitholder Rights
You, or your estate or heirs, have no rights as a unitholder of the Company under the LLC Agreement until (I) a certificate for your option’s Units has been issued, and (ii) you have executed the LLC Agreement and the Securityholders’ Agreement. No adjustments are made for distributions or other rights if the applicable record date occurs before your Unit certificate is issued, except as described in the Plan.

Forfeiture of Rights
If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (I) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Units acquired by you upon the exercise of an option (but the Company will pay you the option price without interest). Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service.

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Adjustments
In the event of a unit split, a unit dividend or a similar change in the Units, the number of Units covered by this option and the option price per may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such organizational activity.

Legends	All certificates representing the Units issued upon exercise of this option shall, where applicable, have endorsed thereon the legends required by the Securityholders’ Agreement.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of California, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Other Agreements
You agree, as a condition of the grant of this option, that in connection with the exercise of the option, you will execute such documents(s) as necessary to become a party to the LLC Agreement and the Securityholders’ Agreement, or such other similar agreements as the Company may require.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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